Exhibit 10.2

IBIO, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

iBio, Inc. 2018 Omnibus Equity Incentive Plan

For Employees

Unless otherwise defined herein, the terms defined in the iBio, Inc. 2018 Omnibus Equity Incentive Plan, as amended and restated effective January 22, 2020 (the “Plan”) shall have the same defined meanings in this Restricted Stock Unit Award Agreement (the “RSU Agreement” or “Award Agreement”).

1.	NOTICE OF RESTRICTED STOCK UNIT AWARD GRANT

Name: ________________________________

Address: ______________________________

Date of Grant: ___________

Total Number of RSUs Granted: ___________

This RSU Agreement sets forth the terms and conditions of an award of restricted stock units (this “Award”) that are subject to the terms and conditions specified herein (each such restricted stock unit, an “RSU”) and that are granted to you under the Plan. This Award constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to you, subject to the terms of this Award Agreement, shares of the Company’s Common Stock, $0.001 par value (“Share”), or cash, as set forth in Section 3 of this Award Agreement.

SECTION 1. The Plan. This Award is made pursuant to the Plan, all the terms of which are hereby incorporated in this Award Agreement. In the event of any conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.

SECTION 2. Definitions. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. As used in this Award Agreement, the following terms have the meanings set forth below:

“Business Day” means a day that is not a Saturday, a Sunday or a day on which the NYSE American stock exchange is closed for trading.

“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance promulgated thereunder, as in effect from time to time.

“Settlement Date” means each date on which your RSUs vest and you become entitled to delivery of Shares in settlement of the RSUs subject to this Award Agreement, as provided in Section 3 of this Award Agreement.

SECTION 3. Vesting and Settlement.

(a)          Schedule.

(i)            On each Settlement Date set forth below, you shall become entitled to delivery of Shares, cash or a combination thereof, as determined by the Company in its sole discretion, in settlement of the number of RSUs that corresponds to such Settlement Date, as specified in the chart below, provided that you must be actively employed by (or in an active service relationship with) the Company or any of its Subsidiaries on the relevant Settlement Date, except as otherwise determined by the Committee in its sole discretion.

Scheduled Settlement Date	Percentage Settled on Such Date	# of RSUs Vesting on Such Date

First Anniversary of Grant Date	1/3	[_____]
Second Anniversary	1/3	[_____]
Third Anniversary	1/3	[_____]

(ii)           Unvested RSUs shall be cancelled for no consideration upon a termination of your service with the Company for any reason other than death or Disability. The date of your termination of service with the Company due to death or Disability shall be a Settlement Date with respect to any remaining unvested RSUs.

(b)          Settlement of RSU Award. On or within thirty (30) days following the applicable Settlement Date, the Company shall deliver to you or your legal representative one Share, or in the Company’s discretion, cash equal to the value of one Share on the applicable Settlement Date, for each RSU that has vested in accordance with the terms of this Award Agreement.

SECTION 4. No Rights as a Stockholder. You shall not have any rights or privileges of a stockholder with respect to the RSUs subject to this Award Agreement unless and until certificates representing Shares are actually issued and delivered to you or your legal representative in settlement of this Award, or entered in book entry form on the records of the Company.

SECTION 5. Non-Transferability of RSUs. RSUs may not be sold, assigned, alienated, transferred, pledged, attached or otherwise encumbered except as provided in the Plan. Any purported sale, assignment, alienation, transfer, pledge, attachment or other encumbrance of RSUs in violation of the provisions of this Section 5 or of the Plan shall be void.

SECTION 6. Withholding, Consents and Legends.

(a)            Withholding. The delivery of Shares or cash pursuant to Section 3(b) of this Award Agreement, is conditioned on satisfaction of any applicable withholding taxes in accordance with this Section 6(a) and the Plan. No later than the date as of which an amount first becomes includible in your gross income for Federal, state, local or foreign tax purposes with respect to any RSUs, you shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Subject to the prior approval of the Company, which may be withheld by the Company in its sole discretion, you may satisfy, in whole or in part, any withholding tax liability by having the Company withhold from the number of Shares or cash you would be entitled to receive upon settlement of the RSUs, an amount in cash or a number of Shares having a Fair Market Value (which shall either have the meaning set forth in the Plan or shall have such other meaning as determined by the Company in accordance with applicable withholding requirements) equal to such withholding tax liability.

(b)            Consents. Your rights in respect of the RSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents that the Committee may determine to be necessary or advisable (including your consenting to the Company’s supplying to any third-party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan).

(c)            Legends. The Company may affix to certificates for Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under any applicable securities laws). The Company may advise the transfer agent to place a stop order against any legended Shares.

SECTION 7. Successors and Assigns of the Company. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

SECTION 8. Committee Discretion. The Committee shall have full and plenary discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

SECTION 9. Governing Law. This Award Agreement shall be deemed to be made in the State of Delaware, and the validity, construction and effect of this Award Agreement in all respects shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 10. Headings and Construction. Headings are given to the Sections and subsections of this Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Award Agreement or any provision thereof. Whenever the words “include”, “includes” or “including” are used in this Award Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.

SECTION 11. Amendment of this Award Agreement. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Award Agreement prospectively or retroactively; provided, however, that, except as set forth in Section 12(d) of this Award Agreement, any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights under this Award Agreement shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Award Agreement and the RSUs shall be subject to the provisions of Section 15.2 of the Plan).

SECTION 12. Section 409A.

(a)            It is intended that the provisions of this Award Agreement comply with Section 409A, and all provisions of this Award Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)            Neither you nor any of your creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Award Agreement to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to you or for your benefit under this Award Agreement may not be reduced by, or offset against, any amount owing by you to the Company or any of its Affiliates.

(c)            If, at the time of your separation from service (within the meaning of Section 409A), (i) you shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest (except as otherwise provided in your employment agreement, if any), on the first business day after such six-month period, or upon your death, if earlier.

(d)            Notwithstanding any provision of this Award Agreement to the contrary, the Company reserves the right to make amendments to this Award Agreement as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this Award Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.

SECTION 13. No Guarantee of Continued Service. You acknowledge and agree that the vesting of Shares pursuant to the vesting schedule hereof is earned only by continuing service at the will of the Company (not through the act of being hired, being granted this Award or acquiring Shares hereunder). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein, do not constitute an express or implied promise of continued service for the vesting period, for any period, or at all, and shall not interfere in any way with your right or the Company’s right to terminate your relationship as a service provider at any time, with or without cause.

SECTION 14. Clawback and Forfeitures.

(a)            In General. Notwithstanding anything to the contrary in this Award Agreement, this Award Agreement is expressly made subject to the terms of the clawback and forfeiture provisions set forth below. As a result, you may be required to forfeit this Award or the Shares or cash issued or paid in settlement thereof in the situations described below. You agree that the Company may enforce the forfeiture by all legal means available, including, without limitation, by withholding the forfeited amount from other sums owed to you by the Company.

(b)            Restatement of Financial Statements. In the event of a restatement of the Company’s financial results within three years of original reporting to correct a material error, then, if the Board determines that your acts or omissions were a significant contributing factor to the need to issue such restatement and that all or any portion of the Award, if the Award was made prior to the restatement, would not have been awarded based upon the restated financial results, or that you derived more economic benefit from the Award than would have occurred absent the financial statement errors, then you agree to forfeit and return to the Company the portion (which may be all) of the Award that the Board, in its discretion, determines to be appropriate.

(c)            Termination for Cause. In the event that (i) your Service is terminated by the Company for Cause, or (ii) following the termination of your Service, the Company is or becomes aware that you committed an act that would have given rise to a termination for Cause, then you agree to forfeit to the Company all or part of the Award, and/or return to the Company any Shares or cash received in settlement of the Award, that the Board, in its discretion, determines to be appropriate.

(d)            Applicable Law or Company Policy; Company Protective Provisions. The Award shall also be subject to forfeiture to the extent required by applicable law or Company policy or in the case of any material breach of Company’s Code of Conduct/Ethics and other written policies. As a condition to receipt of the Award granted hereunder, you acknowledge having read and understood the Company protective provisions attached as Exhibit A, and agree to be bound by such provisions, and in the event of violation of any of such protective provisions, to forfeit to the Company the Award and/or return to the Company any Shares or cash received in settlement of the Award.

SECTION 15. Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. You and the Company hereby acknowledge and agree that signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the parties have duly executed this Award Agreement as of the date first written above.

IBIO, INC.

By: Thomas F. Isett
Title: Chief Executive Officer

By:
Date:

EXHIBIT A TO iBIO, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

COMPANY PROTECTIVE PROVISIONS

Assignment of Intellectual Property Rights. In consideration of the grant of the Award of Restricted Stock Units under the Award Agreement to which this Exhibit is attached, you agree to be bound by the provisions of this Exhibit.

(a)            General. You agree to assign, and hereby assign, to the Company all of your rights in any Inventions (as hereinafter defined) (including all Intellectual Property Rights (as hereinafter defined) therein or related thereto) that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by you during your employment by, or service with, the Company or which arise out of any activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, working hours or using any of the Company's assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined below). You will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

(b)            Assurances. You hereby agree, during your employment with the Company and thereafter, to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

(c)            Definitions. “Company Interest” means any business of the Company or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company. “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction. “Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

Restrictive Covenants. You acknowledge and agree that you have access to secret and confidential information of the Company, its affiliates, and its subsidiaries (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company. As used in this Award Agreement, Confidential Information includes, without limitation, all information of a technical or commercial nature (such as research and development information, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing information, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written or oral, relating to the business and affairs of the Company, its customers and/or other business associates which has not been made available to the general public.

Confidentiality. You shall not disclose any Confidential Information to any person or entity at any time during your employment with the Company or at any time thereafter.

Non-Compete. You agree that during your employment and for a period of one (1) year thereafter, you will not (and will cause any entity controlled by you not to), directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with or which may compete with the business of the Company within any state within the United States or solicit, advise, provide services or products of the same or similar nature to services or products of the Company to any person or entity. For purposes of this Award Agreement, you will be deemed to be engaged in or to have a financial interest in such competitive business if you are an officer, director, shareholder, joint venturer, salesperson, consultant, investor, advisor, principal or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a competitive business, or if you directly or indirectly perform services for such an entity in a capacity the same as or similar to that which you performed for the Company; provided, however, that the foregoing will not prohibit you from owning, for the purpose of passive investment, less than 2% of any class of securities of a publicly held corporation or performing work for competitive business if such work is not similar to the work performed by you for the Company.

Non-Solicitation/Non-Interference. You agree that while you remain employed by the Company and for an additional one (1) year after your separation of employment with the Company, you shall not (and shall cause any entity controlled by you not to), directly or indirectly: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might cause a financial disadvantage of the Company; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of the Company, to terminate his or her employment or discontinue such person’s consultant, contractor or other business association with the Company. For purposes of this Award Agreement the term “prospective client” shall mean any person, group of associated persons or entity whose business the Company has directly solicited within the one year period prior to the termination of his or her employment.

Non-Disparagement. You agree that you will not in any way disparage the Company, including current or former officers, directors and employees, nor will you make or solicit any comments, statements or the like to the media or to others that may be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the Company.

If the Company, in its reasonable discretion, determines that you violated any of the restrictive covenants contained in this Exhibit A, the applicable restrictive period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by you to the satisfaction of the Company. You agree that a violation of any of the restrictive covenants contained in this Exhibit A shall constitute grounds for forfeiture of any equity-based awards granted to you by the Company (regardless of the extent to which you have vested in such awards), and grounds for the Company to recoup from you any proceeds of equity-based awards granted to you by the Company.

(a)            In the event that either any scope or restrictive period set forth in this Exhibit A is deemed to be unreasonably restrictive or unenforceable in any court proceeding, the scope and/or restrictive period shall be reduced to equal the maximum scope and/or restrictive period allowable under the circumstances.

(b)            You acknowledge and agree that in the event of a breach or threatened breach of the provisions of this Exhibit A by you, the Company may suffer irreparable harm and, therefore, the Company shall be entitled to seek immediate injunctive relief restraining you from such breach or threatened breach of the restrictive covenants contained in this Exhibit A in a court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from you.

(c)            Under the federal Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Award Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Award Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

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